Exhibit 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND COMBINATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND COMBINATION (this “Amendment”), is made as of October 22, 2007 to that certain Agreement and Plan of Merger and Combination dated as of March 16, 2007 (the “Agreement”) by and among Clayton Acquisition Corporation (“NewCo”), Wheeling-Pittsburgh Corporation (“WPC”), Wales Merger Corporation (“WPC Merger Sub”), Esmark Incorporated (“Esmark”), and Clayton Merger, Inc. (“Esmark Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to Section 8.1 of the Agreement, the Agreement may be amended by a written agreement of the parties thereto, by action taken by their respective Boards of Directors;

WHEREAS, the undersigned parties to the Agreement, representing all parties thereto, desire to amend the Agreement as set forth herein; and

WHEREAS, the parties hereto acknowledge that the execution and delivery of this Amendment is an inducement to each party hereto to consummate the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 2.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

Conversion of the WPC Shares. Subject to Sections 2.2(g) and 2.2(h) hereof, at the Effective Time, each issued and outstanding share of WPC Common Stock (each, a “WPC Common Share”), other than WPC Common Shares issued and held in the treasury of WPC as of the Effective Time, shall be converted into the right to receive, subject to the election of the holder thereof, the following (the “WPC Merger Consideration”):

(i) one share of NewCo Common Stock (the “Stock Consideration”) (the ratio of 1 to 1 being referred to herein as the “WPC Exchange Ratio”); or

(ii) (A) one share of NewCo Common Stock and (B) one non-transferable right to subscribe for and purchase a newly issued share of NewCo Common Stock (each, a “Purchase Right”) for each WPC Common Share held by such stockholder. Each Purchase Right shall entitle the stockholder thereof to purchase from NewCo one share of NewCo Common Stock at a price of $19.00 per share (the “Subscription Price”) (collectively, the “Rights Consideration”). Purchase Rights shall be exercisable, in whole or in part by the holders thereof, from the Election Date until 5:00 p.m. Pittsburgh local time, on the day prior to the WPC Stockholders Meeting (the “Rights Option Period”); or

(iii) The right to receive $20.00 per share (each, a “Put Right”). Put Rights shall be exercisable, in whole or in part by the holders thereof, during the Rights Option Period. If a Put Right is not validly exercised during the Rights Option Period, such Put Right shall be converted into Stock Consideration.

2. Section 2.2(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

Election and Exercise Procedure.

(i) An Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pittsburgh local time, on the date designated for the Election by WPC, which shall be at least five (5) Business Days before the date of the WPC Stockholders Meeting (the “Election Date”), (1) a Form of Election properly completed and signed and accompanied by (x) Certificates representing the WPC Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of WPC, (y) by an appropriate guarantee of delivery of such WPC Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), or (z) such other documentation reasonably acceptable to the Exchange Agent to effect the Election; provided that such WPC Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) and (2) any additional and customary documents required by the procedures set forth in the Form of Election. After an Election is validly made with respect to any WPC Common Shares, no further registration of transfers of such shares shall be made on the stock transfer books of WPC, unless and until such Election is properly revoked.

(ii) An exercise of the Put Rights (a “Put Exercise”) must be made pursuant to a valid Form of Election and shall have been properly made only if the Exchange Agent shall have received prior to the end of the Rights Option Period: (1) a form of exercise notice (“Put Exercise Notice”) properly completed and signed prior to the end of the Rights Option Period, (2) any additional and customary documents required by the procedures set forth in the Put Rights Exercise Notice.

(iii) An exercise of the Purchase Rights (a “Rights Exercise”) must be made pursuant to a valid Form of Election and shall have been properly made only if the Exchange Agent shall have received prior to the end of the Rights Option Period: (1) a form of exercise notice (“Purchase Rights Exercise Notice”) properly completed and signed, (2) payment for the shares of NewCo Common Stock represented by such Rights Exercise, and (3) any additional and customary documents required by the procedures set forth in the Purchase Rights Exercise Notice.

3. Section 2.2(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

Put Exercise Cap. Notwithstanding the exercises of Put Rights made pursuant to Section 2.2(d)(ii), in no event shall the aggregate number of shares of WPC Common Shares converted into cash pursuant to the Put Rights exceed 7,500,000 (the “Put Election Cap”). If the aggregate number of WPC Common Shares with respect to which Put Rights have been properly exercised (each, an “Exercised Put Share”) would exceed the Put Election Cap, then the number of Exercised Put Shares that each stockholder who properly exercised the Put Rights shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Exercised Put Shares of each Put Exercise by (y) a fraction, the numerator of which is the Put Election Cap and the denominator of which is the aggregate number of all Exercised Put Shares. The remaining number of each stockholder’s Exercised Put Shares no longer entitled to the Put Election shall be converted into the right to receive the Stock Consideration.

4. Section 2.2(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

Purchase Rights Cap. Notwithstanding the exercises of Purchase Rights made pursuant to Section 2.2(d)(iii), in no event shall the aggregate number of shares of NewCo Common Stock purchased pursuant to the Purchase Rights exceed 10,526,316 (the “Purchase Rights Cap”). If the aggregate number of shares of NewCo Common Stock with respect to which Purchase Rights have been properly exercised (each, an “Exercised Rights Share”) exceeds the Purchase Rights Cap, then the number of Exercised Rights Shares that each stockholder who properly made a Rights Exercise shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Rights Exercises made by such WPC Stockholder by (y) a fraction, the numerator of which is the Rights Election Cap and the denominator of which is the aggregate number of all Exercised Rights Shares. The Exchange Agent will promptly return any amounts received in payment for NewCo Common Shares subject to proration.

5. The term “Put Price” in the Agreement shall be deleted and replaced with “$20.00.”

6. The term “Put Consideration” in the Agreement shall be deleted and replaced with the term “Put Rights.”

7. Except as provided herein, the Agreement shall remain in full force and effect.

8. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

CLAYTON ACQUISITION CORPORATION		WHEELING-PITTSBURGH CORPORATION

By:	/s/ James P. Bouchard	By:	/s/ Paul J. Mooney
Name:	James P. Bouchard	Name:	Paul J. Mooney
Title:	President	Title:	Executive Vice President and Chief Financial Officer

WALES MERGER CORPORATION		ESMARK INCORPORATED

By:	/s/ James P. Bouchard	By:	/s/ James P. Bouchard
Name:	James P. Bouchard	Name:	James P. Bouchard
Title:	President	Title:	Chairman and CEO

CLAYTON MERGER, INC.

By:	/s/ James P. Bouchard
Name:	James P. Bouchard
Title:	President

SIGNATURE PAGE TO FIRST AMENDMENT